UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):          October 27, 2010

Joy Global Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-09299	39-1566457
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 E. Wisconsin Avenue, Suite 2780,
Milwaukee, WI 53202

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:
414-319-8500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of  the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 27, 2010, Joy Global Inc., a Delaware corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) among the Company, as Borrower, certain of its domestic subsidiaries, as Guarantors, the 1enders party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and JPMorgan Chase Bank, N.A., as Syndication Agent and an L/C Issuer.  The Credit Agreement, which matures November 3, 2014, provides for an aggregate revolving commitment of up to $500 million.  The Company may request an increase of up to $200 million of additional aggregate revolving commitments, subject to terms and conditions contained in the Credit Agreement.  The Credit Agreement is filed herewith as Exhibit 10.1.

The Credit Agreement replaces the Company’s existing credit agreement, dated as of October 28, 2005, among the Company, certain of its domestic subsidiaries, the lenders party thereto, Bank of America, N.A., as Administrative Agent, and LaSalle Bank National Association, as Syndication Agent, as amended by the first amendment thereto, dated November 10, 2006, and the second amendment thereto, dated February 14, 2008.  The prior credit agreement, which had been scheduled to expire on November 10, 2011, provided a $400 million unsecured revolving credit facility and a $175 million add-on term loan facility.  In connection with the replacement of the prior credit agreement, all amounts outstanding under the revolving and term loan facilities were repaid in full.

The Credit Agreement contains terms and conditions that are substantially the same as the terms and conditions of the prior credit agreement.  Under the Credit Agreement, Eurodollar Rate Loans will bear interest for a period from the applicable borrowing date until a date one, two, three or six months thereafter, as selected by the Company, at the corresponding Eurodollar rate plus a margin that varies according the credit rating of the Company and Base Rate and Swing Line Loans will bear interest from the applicable borrowing date at a rate equal to (i) the highest of (a) the federal funds rate plus 0.5%, (b) the rate of interest in effect for such day as publicly announced by Bank of America, N.A., as its “prime rate,” and (c) a daily rate equal to the one month Eurodollar rate plus 1.0%, plus (ii) a margin that varies according to the credit rating of the Company.

The Company intends to use the proceeds of loans drawn under the Credit Agreement for general corporate purposes.  In order to obtain loans under the Credit Agreement, certain representations and warranties made by the Company and each Guarantor at the time the Credit Agreement was executed also must be true and correct in all material respects on and as of the date of any credit extension.  So long as any amount is outstanding under the Credit Agreement, the Company must be in compliance with specified covenants, including (i) a restriction on the incurrence of liens on the assets of the Company and the Guarantors, other than certain permitted liens, (ii) maintenance of a consolidated leverage ratio not to exceed 2.50 to 1.0 and a Consolidated Interest Coverage Ratio of at least 3.0 to 1.0 as of the end of any fiscal quarter of the Company, and (iii) restrictions on certain fundamental changes as specified in the Credit Agreement.

The failure to satisfy any of the Credit Agreement’s covenants or the occurrence of other specified events that constitute an event of default could result in the acceleration of the repayment obligations of the Company.  The events of default include, but are not limited to (i) the failure of the Company or any Guarantor to pay when due indebtedness under the Credit Agreement, (ii) the breach of certain covenants and representations and warranties under the Credit Agreement, subject in certain cases to cure periods, (iii) certain insolvency events, judgments or decrees against the Company or any of the Guarantors, (iv) certain final judgments or orders for the payment of money entered against the Company, (v) certain events with respect to the Company’s pension plan (vi) certain cross-defaults to other indebtedness and (vii) a change of control (as defined in the Credit Agreement).

Bank of America, N.A., JPMorgan Chase Bank, N.A., and the lenders under the Credit Agreement or their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including investment banking, commercial banking, advisory, cash management, custody and trust services, for which they have received customary fees, and may do so again in the future.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

10.1
Credit Agreement, dated as of October 27, 2010, among Joy Global Inc., as Borrower, the Guarantors, the lenders party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer and JPMorgan Chase Bank, N.A., as Syndication Agent and an L/C Issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the Undersigned hereunto duly authorized.

JOY GLOBAL INC.

Date: November 1, 2010	By:	/s/ Ricky T. Dillon
Ricky T. Dillon
Vice President, Controller and
Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1
Credit Agreement, dated as of October 27, 2010, among Joy Global Inc., as Borrower, the Guarantors, the lenders party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer and JPMorgan Chase Bank, N.A., as Syndication Agent and an L/C Issuer.